Free Writing Prospectus to Amendment No. 2 dated November 8, 2024 relating to

Preliminary Pricing Supplement No. 4,750

Registration Statement Nos. 333-275587; 333-275587-01

Dated November 5, 2024; Filed pursuant to Rule 433

Morgan Stanley

13-Month SPX Equity-Linked Partial Principal at Risk Securities

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying amended preliminary pricing supplement referenced below, product supplement, index supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Terms
Issuing entity:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlying index:	S&P 500® Index (SPX)
Participation rate:	100%
Maximum payment amount:	At least 108.25% of principal
Minimum payment amount:	95% of principal (5% maximum loss)[1]
Pricing date:	November 27, 2024
Determination date:	December 23, 2025
Maturity date:	December 29, 2025
CUSIP:	61776WWU3
Amended preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/895421/000183988224038449/ms4750_424b2-22845.htm
[1]All payments are subject to our credit risk

Hypothetical Payout at Maturity1

The Underlying Index
The Securities
$2,000
$1,900
$1,800
$1,700
$1,600
$1,500
$1,400
$1,300
$1,200
$1,100
$1,000
$900
$800
$700
$600
$500
$400
$300
$200
$100
$0
Payment at Maturity on the Securities
$1,082.50 Hypothetical Maximum Payment Amount
$1,000 Stated Principal Amount
$950 Minimum Payment Amount
-100%
-80%
-60%
-40%
-20%
0%
-5%
20%
40%
60%
80%
100%
Percentage Change in the Final Index Value

Change in Worst Performing Underlying	Return on Securities
+40.00%	8.25%*
+30.00%	8.25%*
+20.00%	8.25%*
+10.00%	8.25%*
+8.25%	8.25%
0.00%	0.00%
-2.50%	-2.50%
-5.00%	-5.00%
-10.00%	-5.00%
-20.00%	-5.00%
-30.00%	-5.00%
-40.00%	-5.00%
*Assumes a maximum payment amount of 108.25% of principal

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlying Indices

For more information about the underlying index, including historical performance information, see the accompanying amended preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying amended preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Securities

●The securities do not pay interest and provide for a minimum payment amount of only 95% of principal.

●The appreciation potential of the securities is limited by the maximum payment amount.

●The market price of the securities will be influenced by many unpredictable factors.

●The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●The amount payable on the securities is not linked to the value of the underlying index at any time other than the determination date.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.

●The estimated value of the securities is approximately $982.20 per security, or within $35.00 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●Investing in the securities is not equivalent to investing in the underlying index.

●The securities will not be listed on any securities exchange and secondary trading may be limited.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

Risks Relating to the Underlying Index

●Adjustments to the underlying index could adversely affect the value of the securities.

Tax Considerations

You should review carefully the discussion in the accompanying amended preliminary pricing supplement under the caption “Additional Information About the Securities–Tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.